Upon notice duly given, a special meeting of shareholders of Calvert VP Small Cap Growth Portfolio, a series of Calvert Variable Series, Inc. (the "Portfolio"), was held on April 11, 2014, for the purpose of voting on the merger of the Portfolio into Calvert VP Russell 2000 Small Cap Index Portfolio, a series of Calvert Variable Products, Inc. With regard to the item being voted, the merger was approved with the following votes:

Affirmative:	417,328.087
Against:	18,291.832
Abstain:	44,278.481

Upon notice duly given, a special meeting of shareholders of Calvert VP SRI Equity Portfolio, a series of Calvert Variable Series, Inc. (the "Portfolio"), was held on April 11, 2014, for the purpose of voting on the merger of the Portfolio into Calvert VP S&P 500 Index Portfolio, a series of Calvert Variable Products, Inc. With regard to the item being voted, the merger was approved with the following votes:

Affirmative:	358,165.487
Against:	13,262.946
Abstain:	36,798.996

Upon notice duly given, a special meeting of shareholders of Calvert VP Income Portfolio, a series of Calvert Variable Series, Inc. (the "Portfolio"), was held on April 11, 2014, for the purpose of voting on the merger of the Portfolio into Calvert VP Investment Grade Bond Index Portfolio, a series of Calvert Variable Products, Inc. With regard to the item being voted, the merger was approved with the following votes:

Affirmative:	1,760,591.853
Against:	69,365.391
Abstain:	251,133.031